Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of POCHE TECHNOLOGY CO., LIMITED on the Form F-1 of our report dated September 22, 2025, except for Note 10, as to which the date is March 18, 2026, with respect to our audits of the consolidated financial statements of POCHE TECHNOLOGY CO., LIMITED as of March 31, 2025 and 2024, and for each of the years in the two-year period ended March 31, 2025, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

May 28, 2026